Exhibit 99.1

PAE Reports Fourth-Quarter and Full Year 2020 Financial Results

Highlights

•Fourth-quarter revenue of $787.8 million; $2.7 billion for the year
•Fourth-quarter operating income of $20.5 million; $90.8 million for the year
•Fourth-quarter net loss of $6.1 million; $15.3 million net income for the year
•Fourth-quarter adjusted EBITDA1 of $44.0 million (margin of 5.6%1 of revenue); $180.2 million (margin of 6.6% of revenue) for the year
•Fourth-quarter cash flows provided by operations of $8.7 million; $100.9 million cash flows provided by operations for the year
•Fourth-quarter net bookings of $526 million (0.7x book-to-bill); $3.1 billion for the trailing 12 months (1.2x book-to-bill)
•Company issues fiscal 2021 financial guidance

FALLS CHURCH, Va., March 11, 2021 — PAE Incorporated (“PAE” or the “Company”) (NASDAQ: PAE, PAEWW) today announced fourth-quarter and full year 2020 financial and operating results.

CEO Commentary

PAE President and CEO John Heller said, “We delivered strong organic year-over-year revenue growth of 7.4% (before the impact of acquisitions) and profitability that exceeded expectations for the quarter. Despite the challenges presented by the pandemic in 2020, we successfully executed against our objectives of increasing profit margins, lowering our cost of debt and completing strategic, accretive acquisitions. We have favorable tailwinds entering 2021 with recent flagship contract wins, including positions on the Global Support Strategy 2.0 and MEGA V IDIQ contracts, along with the anticipated successful integrations of CENTRA and Metis.”

COVID-19 Financial Impact

We estimate the fourth-quarter negative impact from the COVID-19 pandemic to be approximately $62.1 million of revenue and an immaterial net impact to adjusted EBITDA and cash flow provided by operations. These impacts were primarily driven by disruptions to logistics operations and by limitations on the ability of PAE employees and subcontractors to access facilities to perform on customer contracts. Since the onset of the COVID-19 pandemic, PAE has operated as an essential business, continuing to support our customers in a resilient market.

Fourth -Quarter 2020 Results

1 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. A reconciliation of adjusted EBITDA and adjusted EBITDA margin to their most directly comparable GAAP financial measure, net income (loss), and a discussion of Adjusted EBITDA, Adjusted EBITDA margin and other non-GAAP financial measures, is contained in the “Non-GAAP Financial Measures” section of this release.

Revenues for the quarter of $787.8 million increased $90.7 million, or 13.0%, compared to the prior year period. The increase was attributable to $39.2 million of revenue from recent acquisitions and by a net increase of $113.6 million from a change in contract volume, non-labor revenue and new business, including COVID relief opportunities, which increase was partially offset by a negative $62.1 million impact from the COVID-19 pandemic, of which approximately $42.7 million was non-labor and $19.4 million was labor. The Global Mission Services and National Security Solutions segments’ revenues increased by approximately $60.2 million and $30.5 million, respectively.

Operating income for the quarter was $20.5 million, compared with an operating loss of $3.2 million in the prior year period. The increase resulted from higher revenue volume in the current period, improved program performance and lower selling, general and administrative expenses as a percentage of revenue.

The net loss attributed to PAE for the quarter was $6.1 million, or $0.07 per diluted share, compared with a net loss of approximately $14.6 million, or $0.69 per diluted share in the prior year period. The improvement in net loss for the fourth quarter of 2020, was primarily driven by factors driving the increase in operating income.

Adjusted EBITDA for the quarter was $44.0 million, or 5.6% of revenue, compared to $37.5 million, or 5.4% of revenue, in the prior year period. Excluding the contributions from the recent acquisitions, PAE generated $41.3 million of adjusted EBITDA. Adjusted EBITDA and margins increased due to higher revenue volume, improved program performance and lower selling, general and administrative expenses as a percentage of revenue.

Global Mission Services
GMS revenues for the quarter of $593.8 million increased $60.2 million, or 11.3%, compared to the prior year period. The increase was attributable to a $115.7 million net increase in contract volume, non-labor revenue and new business including COVID-19 relief opportunities, which increase was partially offset by a $55.5 million impact from the COVID-19 pandemic, of which approximately $39.4 million was non-labor and $16.1 million was labor.

GMS operating income for the quarter was $4.5 million, compared to $15.4 million in the prior-year period. The decline was driven by higher selling, general and administrative expense, which decrease was partially offset by higher revenue volume and an increase in consolidated venture income.

GMS adjusted operating income2 for the quarter was $28.2 million, or 4.8% of revenue, compared to $33.5 million, or an operating margin of 6.3% of revenue, in the prior year period. GMS adjusted operating income and margins2 declined due to higher selling, general and administrative expense, which decrease was partially offset by higher revenue volume.

National Security Solutions
NSS revenues for the quarter of $194.0 million increased $30.5 million, or 18.7%, compared to the prior year period. The increase was attributable to $39.2 million of revenue from recent acquisitions and by a net increase of $2.1 million from change in contract volume and new business, which increase was partially offset by a $6.6 million impact from the COVID-19 pandemic, of which approximately $3.3 million was non-labor and $3.3 million was labor.

2 GMS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of GMS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, GMS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.

NSS operating income for the quarter was $4.3 million, compared to an operating loss of $13.7 million in the prior year period. The increase resulted from higher revenue volume, improved program performance and lower selling, general and administrative expense.

NSS adjusted operating income3 for the quarter was $15.7 million, or an operating margin of 8.1% of revenue, compared to $3.9 million, or 2.4% of revenue, in the prior year period. Excluding the contributions from the recent acquisitions, NSS generated $13.1 million of adjusted operating income. NSS adjusted operating income and margins increased due to higher revenue volume and improved program performance.

Full-Year 2020 Results

Revenues of approximately $2.7 billion for the fiscal year ended December 31, 2020 decreased by $49.3 million, or 1.8%, from the comparable period in 2019. The decrease was primarily attributable to a $187.4 million negative impact from the COVID-19 pandemic, of which approximately $124.5 million was non-labor and $62.9 million was labor, which decrease was partially offset by $39.2 million of revenue from recent acquisitions and a net increase of $98.9 million from an increase in contract volume and new business and COVID-19 relief opportunities. Revenue for the GMS and NSS segments decreased $19.3 million and $30.0 million, respectively.

Operating income for the year was $90.8 million, compared with operating income of $26.8 million in the prior year. The increase in operating income resulted from the loss on disposal of PAE ISR LLC assets in 2019 and improved program performance in the current period, which increase was partially offset by lower revenue volume and other operating income.

The net income attributed to PAE for 2020 was $15.3 million, or $0.18 per diluted share, compared with a net loss of $49.8 million , or $(2.36) per diluted share in 2019. The increase in net income for the fiscal year ended December 31, 2020 as compared to the fiscal year ended December 31, 2019 was driven primarily by the factors impacting operating income and lower interest expense, which was driven by a reduction in average debt balances year over year and lower interest rates.

Adjusted EBITDA for 2020 was $180.2 million, or an operating margin of 6.6% of revenue, compared with $166.7 million, or 6.0% of revenue, in 2019. Excluding the contributions from the recent acquisitions, PAE generated $177.6 million of adjusted EBITDA. The improvement was primarily attributable to improved program performance, which improvement was partially offset by lower revenue volume.

Global Mission Services
GMS revenues of $2.1 billion for fiscal year 2020 decreased $19.3 million, or 0.9%, compared to the prior year. The decrease was primarily attributable to a $147.1 million impact from the COVID-19 pandemic, of which approximately $104.6 million was non-labor and $42.5 million was labor, which decrease was partially offset by a $127.8 million net increase in contract volume, new business and COVID -19 relief opportunities.

GMS operating income of $80.1 million for fiscal year 2020 decreased by $12.3 million from the comparable period in 2019. The variance was driven by higher selling, general and administrative expenses and lower revenue volume, which decrease was partially offset by an increased consolidated venture income.

3 NSS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of NSS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, NSS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.

GMS adjusted operating income for fiscal year 2020 was $128.7 million, or an operating margin of 6.2% of revenue, compared to $126.1 million, or 6.0% of revenue, in the prior year. Adjusted operating income and margins increased over the prior year primarily due to improved program performance, which improvement was partially offset by lower revenue volume.

National Security Solutions
NSS revenues of $634.2 million for fiscal year 2020 decreased by $30.0 million, or 4.5%, from the comparable period in 2019. The decrease was primarily attributable to a $40.3 million impact from the COVID-19 pandemic, of which approximately $19.9 million was non-labor and $20.4 million was labor, and by a $28.9 million decrease from small business set aside re-compete losses, net of new business wins, which decrease was partially offset by $39.2 million of revenue from recent acquisitions.

NSS operating income of $22.1 million for the fiscal year ended December 31, 2020 increased by $59.0 million from the comparable period in 2019. The increase was primarily due to the loss on disposal of PAE ISR LLC assets in 2019 as well as improved program performance in the current period, which increase was partially offset by lower revenue volume.

NSS adjusted operating income for fiscal year 2020 was $51.6 million, or an operating margin of 8.1% of revenue, compared to $40.6 million, or 6.1% of revenue, in the prior year. Excluding the contributions from the recent acquisitions, NSS generated $48.9 million of adjusted operating income. Adjusted operating income and margin increased over the prior year primarily because of improved program performance, which improvement was partially offset by lower revenue volume.

Cash Flow Summary

Net cash provided by operating activities for the quarter of $8.7 million, increased $21.0 million over the prior year period, primarily as a result of increases in customer advances and billings in excess of costs and accrued expenses.

Net cash provided by operating activities for fiscal year 2020 decreased by $15.8 million from the comparable period in 2019, primarily as a result of lower cash collections and a decrease in accounts payable, partially offset by net income growth and increases in customer advances and billings in excess of cost and accrued salaries.

During the fourth quarter, the Company refinanced its existing credit facilities and entered into new senior secured credit facilities. The new credit agreements established a $740.0 million term loan facility maturing in October 2027 priced at LIBOR plus a spread of 4.5%, a $150.0 million delayed draw term loan facility maturing in October 2027 priced at LIBOR plus a spread of 4.5%, and a $175.0 million senior secured revolving credit facility maturing in October 2025 priced at LIBOR plus a spread of 1.8% to 2.3%.

As of December 31, 2020, PAE had cash and cash equivalents totaling $85.9 million and had no outstanding borrowings on its senior secured revolving credit facility.

Business Development Highlights and Contract Awards

Net bookings totaled $526 million in the fourth quarter and $3.1 billion over the trailing 12 months (“TTM”), representing a book to bill ratio of 0.7x and 1.2x for the fourth quarter and TTM, respectively.

Notable fourth quarter awards received include:

Notable New Business Awards:

•Naval Aviation Maintenance Center for Excellence at Naval Air Station Lemoore: PAE’s GMS segment was awarded a task order, valued at $96 million to improve the readiness of F/A-18E/F fighter jets under Strike Fighter Wing Pacific.

Notable Recompete Award:
•U.S. Postal Service: PAE’s NSS segment was awarded an approximate $93 million contract to support the U.S. Postal Service at its Philadelphia, Pennsylvania Mail Transport Equipment Service Center.

Notable IDIQ Awards:
•Department of State Global Support Strategy 2.0: PAE’s NSS segment was selected as one of three prime contractors on the $3.3 billion multiple-award, IDIQ contract for providing integrated business process solutions to assist with the worldwide processing of non-immigrant and immigrant visa applications.
•MEGA V: PAE’s NSS segment was awarded a seat on the U.S. Department of Justice MEGA V Automated Litigation Support Services IDIQ contract. MEGA V supports Department of Justice attorneys throughout the course of litigation across all eight of the agency’s litigating divisions with a wide range of professional services.
•AFICA Air Force Helicopter Organizational and Intermediate Maintenance: PAE’s GMS segment was awarded a position on the U.S. Air Force Rotary Wing Maintenance Contract Consolidation IDIQ contract vehicle, which has a ceiling value of $835 million and a 10-year period of performance.
•USAFE-AFAFRICA: PAE’s GMS segment was awarded a single-award IDIQ contract with a ceiling value of $98 million to provide electronic warfare operations training and infrastructure maintenance support for the U.S. Air Forces in Europe & Air Forces Africa. PAE was also awarded a five-year, €46 million new task order on the contract to operate and maintain USAFE-AFAFRICA's electronic warfare range systems infrastructure in Germany and provide mobile training operations throughout Europe and Africa.

The Company’s backlog at the end of the quarter was $7.9 billion, of which approximately $1.4 billion was funded.

2021 Financial Outlook

The table below summarizes the Company’s fiscal year 2021 guidance:

Revenue	$3,050 million - $3,150 million
Adjusted EBITDA	$205 million - $215 million
Cash flow provided by operations	At least $120 million

Adjusted EBITDA is a non-GAAP financial measure. The Company is not providing a quantitative reconciliation of adjusted EBITDA in its 2021 financial guidance in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in Securities and Exchange Commission rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, the Company does not provide a reconciliation of forward-looking adjusted EBITDA (non-GAAP) to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in actual GAAP net income being materially less than is indicated by estimated adjusted EBITDA (non-GAAP). Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, actual results could differ materially from these non-GAAP financial projections.

Conference Call Information

As previously announced, PAE will host a conference call and webcast today, March 11, 2021, at 8 a.m. ET. Management will review the Company's fourth-quarter and full-year 2020 financial results, followed by a question-and-answer session. Listeners will be able to access a presentation summarizing the fourth-quarter and full year 2020 results on the PAE Investor Relations website.

Interested parties are invited to join the webcast from the PAE Investor Relations website and may register for an email reminder using the “Events and Presentations” link. Due to the COVID-19 pandemic, teleconference providers globally are experiencing significant increases in conference call volume. As such, the Company recommends that parties participate by joining the webcast. Alternatively, if the webcast is not practical, attendees may listen to the conference call by dialing (855) 982-6676 and entering conference ID 9497032. The international dial-in access number is (614) 999-9188.

The Company will post an archive of the webcast following the call on the PAE Investor Relations website.

Forward-Looking Statements

This press release may contain a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to management’s assumptions, expectations, projections, intentions and/or beliefs about future events or occurrences, and include, but are not limited to, statements about PAE’s possible or assumed future results of operations and cash flows, financial results, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, potential impact of COVID-19, effects of regulation, backlog, estimation of resources for contracts, risks related to IDIQ contracts, risks related to integration of acquisitions, strategy for and management of growth, needs for additional capital, risks related to U.S. government contracting generally, including congressional approval of appropriations, and bid protests. These forward-looking statements are based on PAE’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside PAE’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause actual results to differ include, a loss of contracts with the U.S. federal government or its agencies or other state, local or foreign governments or agencies, including as a result of a reduction in government spending; service failures or failures to properly manage projects; issues that damage our professional reputation; disruptions in or changes to prices relating to our supply chain, including as a result of difficulties in the supplier qualification process; failures on the part of our subcontractors or joint venture partners to perform their contractual obligations; failures to maintain strong relationships with other contractors; the impact of a negative audit or other investigation; failure to comply with numerous laws and regulations regarding procurement, anti-bribery and organizational conflicts of interest; inability to comply with the laws and other security requirements governing access to classified information;

inability to share information from classified contracts with investors; impact of implementing various data privacy and cybersecurity laws; costs and liabilities arising under various environmental laws and regulations; various claims, litigation and other disputes that could be resolved against PAE; delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; risks related to acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and integration risks; risks from operating internationally; the effects of COVID-19 outbreak and other pandemics or health epidemics, including disruptions to our workforce and the impact on government spending; disruptions caused by natural or environmental disasters, terrorist activities or other events outside our control; disruptions caused by social unrest, including related protests or disturbances; issues arising from cybersecurity threats or intellectual property infringement claims; the loss of members of senior management; the inability to attract, train or retain employees with the requisite skills, experience and security clearances; the impact of the expiration of our collective bargaining agreements; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our reports filed with the Securities and Exchange Commission (“SEC”).

Forward-looking statements included in this release speak only as of the date of this release. PAE does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release except as may be required by the federal securities laws.

About PAE

For over 65 years, PAE has tackled the world’s toughest challenges to deliver agile and steadfast solutions to the U.S. government and its allies. With a global workforce of approximately 20,000 on all seven continents and in approximately 60 countries, PAE delivers a broad range of operational support services to meet the critical needs of our clients. Our headquarters is in Falls Church, Virginia. Find us online at pae.com, on Facebook, Twitter and LinkedIn.

For investor inquiries regarding PAE:

Mark Zindler
Vice President Investor Relations
PAE
703-717-6017
mark.zindler@pae.com

For media inquiries regarding PAE:

Terrence Nowlin
Senior Communications Manager
PAE
703-656-7423
terrence.nowlin@pae.com

PAE Incorporated
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
Revenues	$787,833	$697,085	$2,714,628	$2,763,893
Cost of revenues	623,390	559,940	2,098,153	2,183,574
Selling, general and administrative expenses	136,882	135,391	498,827	530,080
Amortization of intangible assets	10,013	8,176	34,154	33,205
Total operating expenses	770,285	703,507	2,631,134	2,746,859
Program profit(loss)	17,548	(6,422)	83,494	17,034
Other income net	2,934	3,255	7,272	9,785
Operating income (loss)	20,482	(3,167)	90,766	26,819
Interest expense, net	(25,545)	(20,751)	(73,857)	(86,011)
Income (loss) before income taxes	(5,063)	(23,918)	16,909	(59,192)
Expense (benefit) from income taxes	3,850	(7,254)	3,083	(9,131)
Net income (loss)	(8,913)	(16,664)	13,826	(50,061)
Noncontrolling interest in earnings of ventures	(2,808)	(2,071)	(1,464)	(252)
Net income (loss) attributed to PAE Incorporated	$(6,105)	$(14,593)	$15,290	$(49,809)

Net income (loss) per share attributed to PAE Incorporated:
Basic	$(0.07)	$(0.69)	$0.18	$(2.36)
Diluted	$(0.07)	$(0.69)	$0.18	$(2.36)

Weighted average shares outstanding
Basic	92,075,020	21,127,823	84,114,016	21,127,823
Diluted	92,075,020	21,127,823	85,369,328	21,127,823

PAE Incorporated
Consolidated Balance Sheets
(In thousands, except share and par value amounts)

	December 31,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$85,908	$68,035
Accounts receivable, net	585,511	442,180
Prepaid expenses and other current assets	61,607	43,549
Total current assets	733,026	553,764
Property and equipment, net	27,615	30,404
Deferred income taxes, net	—	3,212
Investments	18,272	17,925
Goodwill	590,668	409,588
Intangible assets, net	258,210	180,464
Operating lease right-of-use assets, net	191,370	162,184
Other noncurrent assets	10,209	13,758
Total assets	$1,829,370	$1,371,299
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$152,962	$124,661
Accrued expenses	114,222	102,315
Customer advances and billings in excess of costs	106,475	51,439
Salaries, benefits and payroll taxes	145,186	130,633
Accrued taxes	15,582	18,488
Current portion of long-term debt, net	5,961	22,007
Operating lease liabilities, current portion	46,756	36,997
Other current liabilities	45,037	30,893
Total current liabilities	632,181	517,433
Deferred income taxes, net	4,389	—
Long-term debt, net	860,306	727,930
Long-term operating lease liabilities	145,569	129,244
Other long-term liabilities	30,273	8,601
Total liabilities	1,672,718	1,383,208
Stockholders' equity:
Preferred stock, $0.0001 par value per share, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value per share: 210,000,000 shares authorized; 92,040,654 and 21,127,823 shares issued and outstanding as of September 27, 2020 and December 31, 2019, respectively	9	3
Additional paid-in capital	252,612	101,742
Accumulated deficit	(130,081)	(145,371)
Accumulated other comprehensive loss	1,876	(134)
Total PAE Incorporated stockholders' equity	124,416	(43,760)
Noncontrolling interests	32,236	31,851
Total liabilities and stockholders' equity	$1,829,370	$1,371,299

PAE Incorporated
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	December 31,	December 31,
	2020	2019
Operating activities
Net loss	$(8,913)	$(16,664)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	2,221	3,407
Amortization of intangible assets	10,013	8,176
Amortization of debt issuance cost	(2,870)	1,996
Loss on extinguishment of debt	16,528	—
Stock-based compensation	4,925	—
Net undistributed (loss) income from unconsolidated ventures	(2,971)	(427)
Deferred income taxes, net	(8,049)	(15,375)
Other non-cash activities, net	1	1,344
Changes in operating assets and liabilities, net:
Accounts receivable, net	(50,868)	8,664
Accounts payable	(20,381)	(692)
Accrued expenses	8,764	(17,846)
Customer advances and billings in excess of costs	39,695	(10,610)
Salaries, benefits and payroll taxes	(10,421)	15,842
Prepaid expenses and other current assets	(3,744)	4,347
Other current and noncurrent liabilities	39,144	(8,048)
Investments	3,745	2,788
Other noncurrent assets	(10,044)	7,739
Accrued taxes	1,963	3,130
Net cash provided (used in) by operating activities	8,738	(12,229)
Investing activities
Expenditures for property and equipment	(1,207)	(1,015)
Acquisition of Metis Solutions Corporation, net of acquired cash	(90,271)	—
Acquisition of CENTRA Technology Inc, net of acquired cash	(222,124)	—
Other investing activities, net	89	4,526
Net cash (used in) provided by investing activities	(313,513)	3,511
Financing activities
Net contributions from noncontrolling interests	—	5
Borrowings on long-term debt	900,296	105,966
Repayments on long-term debt	(630,947)	(120,901)
Payment of debt issuance costs	(25,682)	—
Net cash provided by (used in) financing activities	243,667	(14,930)
Effect of exchange rate changes on cash and cash equivalents	1,570	(261)
Net decrease in cash and cash equivalents	(59,538)	(23,909)
Cash and cash equivalents at beginning of period	145,446	91,944
Cash and cash equivalents at end of period	$85,908	$68,035

Supplemental cash flow information
Cash paid for interest	$10,162	$37,391
Cash paid for taxes	$5,632	$2,616

PAE Incorporated
Consolidated Statements of Cash Flows (continued)
(In thousands)

	Year Ended
	December 31,	December 31,
	2020	2019
Operating activities
Net income (loss)	$13,826	$(50,061)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	9,484	12,875
Amortization of intangible assets	34,154	33,205
Amortization of debt issuance cost	6,690	8,092
Loss on extinguishment of debt	16,528	—
Stock-based compensation	12,943	—
Net undistributed (loss) income from unconsolidated ventures	(6,504)	(2,680)
Deferred income taxes, net	(19,278)	(17,247)
Other non-cash activities, net	383	36,942
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(54,345)	74,416
Accounts payable	(4,529)	618
Accrued expenses	9,529	(5,629)
Customer advances and billings in excess of costs	48,618	23,569
Salaries, benefits and payroll taxes	554	17,411
Prepaid expenses and other current assets	(5,862)	3,202
Other current and noncurrent liabilities	39,215	(25,220)
Investments	6,538	6,102
Other noncurrent assets	(4,141)	1,450
Accrued taxes	(2,941)	(397)
Net cash provided by operating activities	100,862	116,648
Investing activities
Expenditures for property and equipment	(3,835)	(9,436)
Acquisition of Metis Solutions Corporation, net of acquired cash	(90,271)	—
Acquisition of CENTRA Technology Inc, net of acquired cash	(222,124)	—
Other investing activities, net	17	6,747
Net cash used in investing activities	(316,213)	(2,689)
Financing activities
Net contributions from noncontrolling interests	2,095	5,405
Borrowings on long-term debt	961,030	267,375
Repayments on long-term debt	(843,131)	(367,312)
Payment of debt issuance costs	(26,646)	—
Recapitalization from merger with Gores III	605,713	—
Payment of underwriting and transaction costs	(27,267)	—
Distribution to selling stockholders	(439,719)	—
Other financing activities, net	(292)	(742)
Net cash provided by (used in) financing activities	231,783	(95,274)
Effect of exchange rate changes on cash and cash equivalents	1,441	(1,747)
Net increase in cash and cash equivalents	17,873	16,938
Cash and cash equivalents at beginning of period	68,035	51,097
Cash and cash equivalents at end of period	$85,908	$68,035

Supplemental cash flow information
Cash paid for interest	$45,247	$78,019
Cash paid for taxes	$10,936	$9,552

PAE INCORPORATED
SEGMENT DATA
(in thousands)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
Revenues
GMS	$593,831	$533,600	$2,080,474	$2,099,737
NSS	194,002	163,485	634,154	664,156
Consolidated revenues	$787,833	$697,085	$2,714,628	$2,763,893

Operating income (loss)
GMS	$4,549	$15,407	$80,090	$92,386
NSS	4,303	(13,730)	22,073	(36,940)
Corporate	11,630	(4,845)	(11,397)	(28,627)
Consolidated operating income (loss)	$20,482	$(3,168)	$90,766	$26,819

Amortization of intangible assets
GMS	$4,115	$4,140	$16,461	$16,679
NSS	5,898	4,036	17,693	16,526
Consolidated amortization of intangible assets	$10,013	$8,176	$34,154	$33,205

PAE INCORPORATED
BACKLOG
(in thousands)

	As of	As of
	December 31,	December 31,
	2020	2019
Global Mission Services:
Funded backlog	$946,711	$1,173,196
Unfunded backlog	4,445,442	3,393,081
Total GMS backlog	$5,392,153	$4,566,277

National Security Solutions:
Funded backlog	$476,618	$311,214
Unfunded backlog	2,046,634	1,474,309
Total NSS backlog	$2,523,252	$1,785,523

Total:
Funded backlog	$1,423,329	$1,484,410
Unfunded backlog	6,492,076	4,867,390
Total backlog	$7,915,405	$6,351,800

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. PAE segregates backlog into two categories, funded backlog and unfunded backlog.

Funded backlog refers to the value on contracts for which funding is appropriated less revenues previously recognized on these contracts.

Unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity, U.S. General Services Administration schedules or other master agreement contract vehicles.

Non-GAAP Financial Measures

The Company uses EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income per segment and adjusted operating income margin per segment as supplemental non-GAAP measures of performance. PAE defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. Adjusted EBITDA and adjusted operating income per segment exclude certain amounts included in EBITDA as provided in the reconciliations provided herein. Adjusted EBITDA is equal to the sum of adjusted operating income for each segment. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenues expressed as a percentage and adjusted operating income margin is calculated as adjusted operating income divided by revenues expressed as a percentage.

For 2020 and 2019, the Company’s net income was impacted by certain events, as described in the footnotes to the reconciliation tables, that do not reflect the cost of our operations and which may affect the period-over-period assessment of operating results. The non-GAAP financial measures demonstrate the impact of these events.

During 2019 substantially all the assets of PAE ISR LLC (“ISR”) were sold. The Company believes that it is helpful for investors to be able to evaluate the performance of PAE’s underlying business based on excluding ISR’s operations during the year. To calculate the loss, adjusted EBITDA and adjusted operating income without ISR, the Company removed ISR from its revenue and loss metrics for fourth quarter and full year of 2019.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. PAE believes these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance.

In addition to the above non-GAAP financial measures, the Company has included backlog, net bookings, and book-to-bill ratio in this release. Backlog is an operational measure representing the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. Net bookings are an operational measure representing the change in backlog between reporting periods plus reported revenue for the period and book-to-bill ratio is an operational measure representing net bookings divided by reported revenues for the same period. We believe backlog, net bookings and book-to-bill ratio are useful metrics for investors because they are an important measure of business development performance and revenue growth. These metrics are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented.

Reconciliation of GAAP net income to Adjusted EBITDA, a non-GAAP Measure - Company
(in thousands)
	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2020	2019	Change	2020	2019	Change
Net (loss) income attributed to PAE Incorporated	$(6,105)	$(14,593)	$8,488	$15,290	$(49,809)	$65,099
Interest expense, net	25,545	20,752	4,793	73,857	86,011	(12,154)
Provision for taxes	3,850	(7,254)	11,104	3,083	(9,131)	12,214
Depreciation and amortization	12,250	11,584	666	43,655	46,081	(2,426)
M&A costs	1,515	5,209	(3,694)	27,385	13,172	14,213
Disposal of assets	—	1,774	(1,774)	—	44,436	(44,436)
Non-core expenses (1)	144	2,086	(1,942)	2,061	10,963	(8,902)
Non-cash items (2)	—	6,649	(6,649)	—	4,437	(4,437)
Forward loss accruals (3)	—	9,615	(9,615)	—	13,069	(13,069)
Sponsor fees (4)	—	1,315	(1,315)	—	5,077	(5,077)
Equity based compensation (5)	4,749	—	4,749	12,308	—	12,308
Other (6)	2,031	327	1,704	2,595	2,425	170
Adjusted EBITDA	$43,979	$37,464	$6,515	$180,234	$166,731	$13,503
Adjusted EBITDA margin	5.6%	5.4%		6.6%	6.0%

Reconciliation of GAAP operating income to adjusted operating income, a non-GAAP Measure - GMS
(in thousands)
	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2020	2019	Change	2020	2019	Change
Operating income	$4,549	$15,407	$(10,858)	$80,090	$92,386	$(12,296)
Corp operating loss allocation (7)	8,765	(3,709)	12,474	(8,891)	(21,746)	12,855
Corporate NCI allocation	2,739	1,973	766	1,241	(51)	1,292
Depreciation and amortization	5,846	6,847	(1,001)	23,934	26,934	(3,000)
M&A costs	1,126	3,987	(2,861)	19,073	10,004	9,069
Disposal of assets	—	—	—	—	—	—
Non-core expenses (1)	109	108	1	1,606	5,371	(3,765)
Non-cash items (2)	—	2,262	(2,262)	—	3,153	(3,153)
Forward loss accruals (3)	—	5,384	(5,384)	—	4,349	(4,349)
Sponsor fees (4)	—	1,007	(1,007)	—	3,857	(3,857)
Equity based compensation (5)	3,580	—	3,580	9,517	—	9,517
Other (6)	1,520	250	1,270	2,093	1,842	251
Adjusted operating income	$28,234	$33,516	$(5,282)	$128,663	$126,099	$2,564
Adjusted operating income margin	4.8%	6.3%		6.2%	6.0%

Reconciliation of GAAP operating income to adjusted operating income, a non-GAAP Measure - NSS
(in thousands)
	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2020	2019	Change	2020	2019	Change
Operating income (loss)	$4,303	$(13,729)	$18,032	$22,073	$(36,940)	$59,013
Corp operating loss allocation (7)	2,864	(1,136)	4,000	(2,506)	(6,879)	4,373
Corporate NCI allocation	69	94	(25)	223	304	(81)
Depreciation and amortization	6,404	4,738	1,666	19,721	19,146	575
M&A costs	390	1,222	(832)	8,312	3,164	5,148
Disposal of assets	—	1,774	(1,774)	—	44,436	(44,436)
Non-core expenses (1)	35	1,978	(1,943)	455	5,592	(5,137)
Non-cash items (2)	—	4,389	(4,389)	—	1,283	(1,283)
Forward loss accruals (3)	—	4,232	(4,232)	—	8,721	(8,721)
Sponsor fees (4)	—	308	(308)	—	1,220	(1,220)
Equity based compensation (5)	1,169	—	1,169	2,791	—	2,791
Other (6)	512	77	435	501	583	(82)
Adjusted operating income	$15,746	$3,947	$11,799	$51,570	$40,630	$10,940
Adjusted operating income margin	8.1%	2.4%		8.1%	6.1%

(1) Non-core expenses include certain professional fees, gain/loss on disposal of fixed assets, settlements and certain severance costs.

(2) Non-cash items include idle facilities charges for facilities the Company no longer occupies, pension curtailment costs and unrealized FX gains/losses.

(3) Forward loss accruals include adjustments related to future expected losses recognized in the current period.

(4) Sponsor fees include management fees and out of pocket expenses paid to the Company’s former private equity sponsor for general management, transactional, financial and other corporate advisory services.

(5) Equity based compensation reflects costs associated with the issuance of restricted stock units and performance-based restricted stock units to PAE employees and independent directors.

(6) Other costs include adjustments to offset capitalized internal labor and state income taxes that were not captured in reported income tax expense.

(7) Corporate operating loss allocation includes certain selling, general and administrative, depreciation and amortization costs that cannot be assigned to a specific segment; this cost is allocated based on proportionate segment revenues for the period in which the cost is incurred.